ICO, Inc. Announces the Election
of Max W. Kloesel
to its Board of Directors

Houston, Texas, January 24, 2008 - ICO, Inc. (NASDAQ: ICOC) announced today that the Board of Directors elected Max W. Kloesel to the Board of Directors effective January 24, 2008, filling a vacancy on the Board, for a term that will expire at the Company’s 2009 annual meeting of the shareholders.

Mr. Kloesel is currently employed as Senior Vice President of the Company’s Bayshore Industrial subsidiary, and has been employed by Bayshore Industrial in senior management and sales positions since 1983.  Mr. Kloesel has 45 years of experience in the polymers industry.  Prior to his employment with Bayshore Industrial, Mr. Kloesel held positions at Southwest Chemical Services (now a division of PolyOne Corporation) and the Dow Chemical Company.  Mr. Kloesel is a member of the Plastics Pioneers Association and previously served on the Board of Directors of the Society of Plastics Engineers. Mr. Kloesel holds a B.S. from Rice University.

Gregory T. Barmore, Chairman of ICO’s Board of Directors, said, “We are very pleased with the addition of Mr. Kloesel to ICO’s Board of Directors. With his many years of experience both in the polymer industry and with the Company, we believe he will make a very valuable contribution to ICO’s Board.”

About ICO, Inc.

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials.  ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Brad Leuschner at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions.  These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.